Exhibit 23.3

CONSENT OF STIFEL, NICOLAUS & COMPANY, INCORPORATED

December 19, 2007

Board of Directors

HeritageBanc, Inc.

20201 South LaGrange Road

Frankfort, Illinois 60432

Re:      Registration Statement on Form S-4 of Old Second Bancorp, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 5, 2007, with respect to the fairness, from a financial point of view, to the holders of the common stock of HeritageBanc, Inc. (“HeritageBanc”) of the right to receive the per share consideration to be paid by Old Second Bancorp, Inc. (“Old Second”) in connection with the merger of HeritageBanc with and into Old Second Bancorp pursuant to an Agreement and Plan of Merger between HeritageBanc, Old Second and Old Second Acquisition, Inc.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of HeritageBanc in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that HeritageBanc has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Old Second or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary - Fairness Opinion of HeritageBanc’s Financial Advisor”, “The Merger - Background of the Merger”, “The Merger - HeritageBanc’s Reasons for the Merger and Board Recommendation” and “The Merger - Fairness Opinion of HeritageBanc’s Financial Advisor” in, and to the inclusion of such opinion as Appendix B to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED